EXHIBIT 3.1
CERTIFICATE OF ELIMINATION
OF
6.150% FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES A
OF
AIR LEASE CORPORATION

Pursuant to Section 151(g) of the
Delaware General Corporation Law
Air Lease Corporation, a Delaware corporation (the “Corporation”), hereby certifies:

FIRST: That, pursuant to Section 151 of the Delaware General Corporation Law and in accordance with the provisions of the Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws of the Corporation and applicable law, the Pricing Committee of the Board of Directors of the Corporation (the “Board”) adopted on February 26, 2019, resolutions authorizing the creation of 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, liquidation preference $25.00 per share, of the Corporation (the “Series A Preferred Stock”), and fixed the designation, preferences, privileges, voting rights and other special or qualifications, limitations and restrictions thereof, and authorized the filing of the Certificate of Designations with respect to the Series A Preferred Stock (the “Series A Certificate of Designations”) with the Secretary of State of the State of Delaware on March 4, 2019.

SECOND: That, as of the date hereof, none of the authorized shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued by the Corporation subject to the Series A Certificate of Designations.

THIRD: That, pursuant to the authority conferred on the Preferred Stock Committee (the “Committee”) of the Board by resolutions of the Board adopted on July 31, 2024, the Committee duly adopted the following resolutions by unanimous written consent on September 17, 2024, approving the elimination of the Series A Preferred Stock:

WHEREAS, on July 31, 2024 and September 16, 2024, the Board authorized the Committee to determine whether to authorize the redemption (the “Series A Redemption”) of all of the outstanding shares of Series A Preferred Stock (such redeemed shares, the “Redeemed Shares”) for $25.00 per share of Series A Preferred Stock, plus any declared and unpaid dividends to, but excluding the date of redemption (such date of redemption, the “Redemption Date”);

NOW, THEREFORE, BE IT RESOLVED, the Corporation’s available surplus exceeds the aggregate repurchase price to be paid in the Series A Redemption, the Series A Redemption will not impair the Corporation’s capital under the Delaware General Corporation Law and will not render the Corporation insolvent and, accordingly, the Series A Redemption may be made in compliance with Section 160 of Delaware General Corporation Law;

RESOLVED FURTHER, that the Series A Redemption is hereby approved in all respects; and

RESOLVED FURTHER, that the Redeemed Shares acquired by the Corporation as a result of the Series A Redemption shall be retired following such occurrence, and any retired shares shall resume the status of authorized and unissued shares of the Corporation’s capital stock and that the Authorized Persons be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute and file, or cause to be filed, a Certificate of Elimination with respect to the Series A Preferred Stock with the Secretary of State of the State of Delaware on or after the Redemption Date, to make any required disclosures or filings with the NYSE, the Securities and Exchange Commission or the Corporation’s transfer agent, as such Authorized Person deems necessary, appropriate or advisable.

FOURTH: That, in accordance with Section 151(g) of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Gregory B. Willis, its Executive Vice President and Chief Financial Officer, this 17th day of October, 2024.

AIR LEASE CORPORATION

By:	/s/ Gregory B. Willis
Name:	Gregory B. Willis
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Elimination]